Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

RING ENERGY, INC.

The Articles of Incorporation, as amended, of Ring Energy, Inc., a Nevada corporation, are hereby amended as follows:

1.

The Article numbered “FOURTH” of the Articles of Incorporation is amended in its entirety to read as follows:

The corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares the corporation is authorized to issue is Two Hundred million (200,000,000).  The number of shares of Common Stock authorized is one hundred fifty million (150,000,000) shares, par value $0.001 per share.  The number of shares of Preferred Stock authorized is fifty million (50,000,000) shares, par value $0.001.

a)

Common Stock.  All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the By-Laws of the corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

b)

Preferred Stock.  Except as otherwise provided herein or required by law, the Board of Directors is hereby vested with the authority to provide, out of the unissued shares of Preferred Stock, for one or more classes or series of Preferred Stock and, with respect to each such class or series, to prescribe the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock.

2.

The Article numbered “TENTH” of the Articles of Incorporation is amended in its entirety to read as follows:

The authority to adopt, amend or repeal bylaws is reserved exclusively to the Board of Directors.

3.

The Article numbered “TWELFTH” of the Articles of Incorporation is amended in its entirety to read as follows:

Except as otherwise provided by statute a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:

a)

The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

b)

The breach of those duties involved intentional misconduct, fraud or a knowing violation of law.